EXHIBIT 99.3
Agreement between PepsiCo, Inc. and Morgan Stanley & Co. Incorporated dated as of December 4, 2007
[portions of this exhibit have been omitted pursuant to a request for confidential treatment].
PEPSICO, INC.
700 Anderson Hill Road
Purchase, NY 10577
December 4, 2007
Ms. Marian Kelly
Morgan Stanley
1585 Broadway
New York, NY 10036
Dear Ms. Kelly:
This agreement authorizes Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to sell shares of PepsiAmericas, Inc. (“PAS”) common stock (“Common Stock”) on behalf of PepsiCo, Inc. and its affiliates (collectively, “PepsiCo”) from time-to-time, in open-market transactions, pursuant to the 10b5-1 Trading Plan (the “Trading Plan”) attached as Exhibit A, which covers the period from January 2, 2008 through November 21 , 2008 (the “Plan Period”).
1.	Shares of Common Stock must be sold in accordance with the share amounts stated on the attached 10b5-1 Trading Plan.

2.	Sales can be made on any national securities exchange.

3.	Morgan Stanley shall provide price and volume information daily with respect to each sale executed on PepsiCo’s behalf.

4.	PepsiCo shall, upon Morgan Stanley’s request from time to time in order to execute sales hereunder, deliver shares of Common Stock to be sold pursuant to this agreement to an account at Morgan Stanley in the name of and for the benefit of PepsiCo (the “Plan Account”). To the extent that any Common Stock remains in the Plan Account after the end of the Plan Period, Morgan Stanley agrees to promptly return such Common Stock to PepsiCo’s transfer agent.

5.	All sales executed by Morgan Stanley on behalf of PepsiCo shall be effected in accordance with the parameters contained in the Trading Plan attached as Exhibit A.

6.	Trades will be executed at a commission rate of $[*] per share. Cumulative commissions for each period will be paid based on the above rate 35 days after the end of each trading period.*

7.	The parties intend that this agreement comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In particular, PepsiCo represents that, as of the date hereof, it is not aware of any material, nonpublic information about PAS or its securities and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act. During the term of this agreement, PepsiCo agrees that it will not communicate any material, nonpublic information about PAS or its securities to any Morgan Stanley personnel involved in the execution of the sales of Common Stock pursuant to this agreement.

8.	Morgan Stanley agrees to conduct all sales pursuant to this agreement in accordance with the manner of sale requirement of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and in no event shall Morgan Stanley effect any sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming Morgan Stanley’s sales under this agreement are the only shares subject to that limitation. PepsiCo represents and warrants to Morgan Stanley that the shares of Common Stock to be sold hereunder are eligible for sale pursuant to Rule 144 under the Securities Act. In accordance with the requirements of Rule 144 under the Securities Act, prior to the initiation of any sales pursuant to this agreement during any period specified in the Trading Plan, PepsiCo will cause to be transmitted to the U.S. Securities and Exchange Commission a Form 144 covering the maximum number of shares that can be sold during such period.

9.	PepsiCo acknowledges and agrees that it does not have authority, influence or control over any sales of Common Stock effected by Morgan Stanley pursuant to this agreement, and will not attempt to exercise any authority, influence or control over such sales. Morgan Stanley agrees that it will effect the sales in accordance with and as permitted by the Trading Plan. Morgan Stanley agrees not to seek advice from PepsiCo with respect to the manner in which it effects its sales pursuant to this agreement. In the event that PepsiCo determines that Morgan Stanley has sold a number of shares that is inconsistent with the trading grid, PepsiCo agrees to notify Morgan Stanley prior to 12:01pm New York Time on the first Trading Day following the end of the Trading Week in which such inconsistency occurred. If PepsiCo does not timely provide such notification to Morgan Stanley, PepsiCo agrees that it shall not hold Morgan Stanley liable for any trading errors which may have occurred during the prior Trading Week, other than errors that involve non-compliance with paragraph 8 of this agreement. For purposes of the

*	Certain confidential information has been omitted from the table above, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

foregoing, (i) a “Trading Day” shall be any day during the Plan Period that the New York Stock Exchange (the “Principal Market”) is open for business and the Stock trades regular way on the Principal Market and (ii) a “Trading Week” shall be any calendar week that contains one or more Trading Days.

10.	The Trading Plan and this agreement may be terminated by PepsiCo at any time.

11.	This agreement may not be assigned or delegated, whether by merger, consolidation or otherwise, by Morgan Stanley without PepsiCo’s consent.

12.	Morgan Stanley will maintain the confidentiality of this Trading Plan and agreement and will not disclose any details hereof to any person or entity, except: (i) to employees of Morgan Stanley who have a legitimate business reason to know such information and (ii) to any governmental agency having jurisdiction over Morgan Stanley.

13.	This agreement shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by PepsiCo and Morgan Stanley.

Please indicate your acceptance and agreement by signing this agreement and returning it to us.

Sincerely,

PEPSICO, INC.

By: /s/ J. Darrell Thomas Name: J. Darrell Thomas Title: Vice President & Assistant Treasurer

ACCEPTED AND AGREED TO

Morgan Stanley & Co. Incorporated

By: /s/ Marian Kelly Name: Marian Kelly Title: Executive Director

EXHIBIT A*

PAS Share Sale - Annual Trading Plan

10b5-1 Trading Plan for Sale of PAS Shares
January 2, 2008 through November 21, 2008
Aggregate Trading Plan Capped at 4,330,000 PAS Shares

GENERAL INSTRUCTIONS:

1. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, SALES OF PAS SHARES SHALL NOT
EXCEED APPLICABLE SEC VOLUME LIMITATIONS

2. MORGAN STANLEY TO USE ITS DISCRETION TO ACHIEVE BEST PRICE FOR SALES DURING THE PERIODS SET FORTH
BELOW

3. NO PAS SHARES TO BE SOLD BELOW $[*] PER SHARE

PAS TRADING PLAN FOR PERIOD 01/02/2008 — 02/22/2008

PAS Shares To Be Sold in Period (Subject To Instructions Set Forth Above)	[*]
Morgan Stanley will not sell more than [*]% of [*] shares in any given week during the period

PAS TRADING PLAN FOR PERIOD 03/24/2008 — 05/16/2008

PAS Shares To Be Sold in Period (Subject To Instructions Set Forth Above)	[*]
Morgan Stanley will not sell more than [*]% of [*] shares in any given week during the period

PAS TRADING PLAN FOR PERIOD 06/16/2008 — 08/08/2008

PAS Shares To Be Sold in Period (Subject To Instructions Set Forth Above)	[*]
Morgan Stanley will not sell more than [*]% of [*] shares in any given week during the period

PAS TRADING PLAN FOR PERIOD 09/08/2008 — 11/21/2008

PAS Shares To Be Sold in Period (Subject To Instructions Set Forth Above) [*]
Morgan Stanley will not sell more than [*]% of [*] shares in any given week during the period

Notes:
1) Morgan Stanley will be paid a flat $[*] per share for all PAS shares sold

*	Certain confidential information has been omitted from the table above, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.